Independent Accountants' Report


The Board of Directors
GE Capital Mortgage Services, Inc.:

We have examined management's assertion about GE Capital Mortgage Services, Inc.'s (the Company's) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), that are applicable to master servicers, as of and for the year ended December 31, 1996 included in the accompanying management assertion. In as much as the Company does not service certain of the loans underlying the master servicing directly, our procedures relative to minimum servicing standards I.4., II.1., II.2., II.3., II.4., III.2., III.3., III.4., III.6., V.1., V.2., V.3., V.4. and VI.1. of the USAP,
with respect to those loans not serviced, involved obtaining and reading the most recently available reports from the primary servicers' independent auditors. Our opinion as expressed herein, insofar as it relates to such minimum servicing standards performed by such primary servicers, is based solely upon the reports of the respective independent auditors. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards

In our opinion, except for material noncompliance with various minimum servicing standards noted in our reading of the other independent auditors' reports as discussed above, management's assertion that GE Capital Mortgage Services, Inc. complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.

As discussed in management's assertion, the material noncompliance occurred at the master servicer's primary servicers during the year ended December 31, 1996. Several reports obtained from the primary servicers' independent auditors contained exceptions, which in their opinion, the USAP required them to report, which we list on the attached Schedule of Findings.

These conditions were considered in determining the nature, timing and extent of audit tests applied in our audit of the 1996 consolidated financial statements, and this report does not affect our report dated January 17, 1997 on those consolidated financial statements.



January 21, 1997

                 Schedule of Findings - Primary Servicers' USAP


The following summarizes the findings from the 144 reports obtained from the primary servicers' independent auditors which disclosed exceptions or errors based on an independent review of the primary servicers' mortgage servicing operations in accordance with the Uniform Single Attestation Program (USAP) for Mortgage Bankers.


Instances of exceptions with respect to:

    *Custodial Bank Accounts - 17 primary servicers
    *Mortgage Payments - one primary servicer
    *Disbursements - three primary servicers
    *Mortgagor Loan Accounting - three primary servicers
    *Investor Accounting - one primary servicer
    *Delinquencies - one primary servicer
    *Missing Loan Files - one primary servicer

    *Where the Company is primary servicer, a separate report was issued on the review of the Company's mortgage servicing operations in accordance with the Uniform Single Attestation Program (USAP) for Mortgage Bankers and is dated January 21, 1997.

    *The Company does not have current USAP's for one primary servicer, therefore, we could not review the most recently available report.

As of and for the year ended December 31, 1996, GE Capital Mortgage Services, Inc. (the Company) has complied in all material respects with the minimum servicing standards for master servicers set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. With respect to minimum servicing standards I.4, II.1, II.2, II.3, II.4, III.2, III.3, III.4, III.6, V.1, V.2, V.3, V.4 and VI.1, as set forth in such program, the Company relies on the performance of the primary servicer. The Company had in effect a fidelity bond and errors and omissions policy in the minimum amount of $130 million and $20 million, respectively.

With respect to the Schedule of Findings related to the primary servicers' USAP's, where the Company acts as master servicer, the Company responds in the following manner:

1. Custodial Bank Accounts: Of the seventeen primary servicers with bank account reconciliation findings, all have taken the necessary corrective action within the same fiscal year and therefore should avoid future findings. All seventeen primary servicers verified that the bank accounts involved did not include accounts maintained for the Company.

2. Mortgage Payments: The one primary servicer with a mortgage payment finding has taken the necessary corrective action within the same fiscal year and therefore should avoid future findings. The primary servicer has verified that this finding did not involve loans serviced for the Company.

3. Disbursements: Of the two primary servicers with incorrect mortgagee clause information, both have taken the necessary corrective action and therefore should avoid future findings. The one primary servicer that did not remit escrow refunds on a timely basis has also taken the necessary corrective action and therefore should avoid a future finding. In each case above, all primary servicers verified that the finding did not involve loans serviced for the Company.

4. Mortgage Loan Accounting: Of the two primary servicers with ARM adjustment findings, both have taken the necessary corrective action and therefore should avoid future findings. The one primary servicer with an escrow analysis finding has also taken the necessary corrective action and therefore should avoid a future finding. In each case above, all primary servicers verified that the finding did not involve loans serviced for the Company.

5. Investor Accounting: The one primary servicer with an investor accounting finding has taken the necessary corrective action within the same fiscal year and therefore should avoid a future finding. This primary servicer only services one loan for the Company, which was not affected by the finding.

6. Delinquencies: The one primary servicer with a delinquency finding verified that the finding did not involve any loans serviced for the Company.

7. Missing Loan File: The one primary servicer with a missing loan file verified that the finding did not involve any loans serviced for the Company.

With respect to the one (1) primary servicer who did not deliver a USAP to the Company, the primary servicer has indicated that due to its' current volume, it is no longer cost effective to perform a USAP review. The Company is in the process of terminating this primary servicer for cause.

The Company follows the following procedures in connection with the primary servicers who had exceptions reported in their USAP's:

1. Investigate the USAP findings to verify that the loans serviced for the Company are not affected by the disclosed findings. In the event it is determined that such loans are so affected, the Company would pursue ways to put corrective action plans (procedures) in place.

2. Perform annual due diligence reviews to validate such primary servicers continued compliance with the servicing requirements stated in the Company's Seller's/Servicer's Guide.

3. Perform monthly primary servicer reviews of compliance with reporting and remittance requirements.

4. In the event of continued non-compliance with corrective action guidelines, seek termination of servicing rights, with cause.



/s/ Jenne Britell
----------------------------------
Jenne Britell
President and General Manager,
GE Capital Mortgage Services, Inc.